UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2016

Five Prime Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36070	26-0038620
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Corporate Drive South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 365-5600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

Five Prime Therapeutics, Inc. (“FivePrime”) is in the process of finalizing its financial results for the fiscal year ended December 31, 2015. Set forth below is a preliminary estimate of FivePrime’s cash and cash equivalents and outstanding shares for the fiscal year ended December 31, 2015 and a forecast of FivePrime’s estimated net cash used in operations for fiscal year 2016, based on information currently available as of the date of this Current Report.

FivePrime estimates that its cash, cash equivalents and marketable securities as of December 31, 2015 was approximately $517 million. FivePrime estimates that it had 27.7 million shares of common stock outstanding as of December 31, 2015. FivePrime’s actual consolidated cash, cash equivalents and marketable securities balance and shares of common stock outstanding as of December 31, 2015 may differ from these estimates due to the completion of FivePrime’s year-end closing and auditing procedures.

FivePrime expects net cash used in operations for fiscal year 2016 will be less than $120.0 million, comprised of less than $90.0 million of net cash used in operations other than income tax payments and less than $30.0 million of income tax payments, which income tax payment amount could potentially be fully refunded to FivePrime in connection with FivePrime’s filing of its 2017 tax returns.

Item 8.01	Other Events

FivePrime and Human Genome Sciences, Inc. (“HGS”) entered into a License and Collaboration Agreement, effective March 16, 2011 (the “License Agreement”), pursuant to which FivePrime exclusively licensed to HGS rights to develop and commercialize FP-1039, FivePrime’s FGFR1 fusion protein, in the United States, the European Union and Canada. On August 2, 2012, GlaxoSmithKline (“GSK”) acquired HGS. In July 2013, GSK initiated a Phase 1b clinical trial of FP-1039, which GSK refers to as GSK3052230. GSK was conducting the Phase 1b clinical trial:

•	in combination with paclitaxel and carboplatin in previously untreated metastatic squamous non-small cell lung cancer (NSCLC) (Arm A);

•	in combination with docetaxel in metastatic squamous NSCLC that has progressed after previous therapy (Arm B); and

•	in combination with pemetrexed and cisplatin in malignant pleural mesothelioma (Arm C).

On September 9, 2105, GSK presented preliminary clinical safety and efficacy data from the Phase 1b clinical trial at the World Conference on Lung Cancer, which, at that time, included efficacy and safety data through August 5, 2015 from Arm A in treatment-naïve squamous non-small cell lung cancer (sqNSCLC) patients, which were encouraging, from Arm B in 2nd line sqNSCLC and from Arm C, which Arm C data were immature because few mesothelioma patients were evaluable at August 5, 2015.

GSK and Five Prime have reviewed the data from the Phase 1b clinical trial as they have continued to mature and have agreed to continue to enroll up to 30 mesothelioma patients at the expansion dose of 15 mg/kg in Arm C of the trial and have agreed to stop enrolling sqNSCLC patients in Arm A and Arm B of the trial given the change in treatment paradigms following approvals of immuno-oncology agents and the increasingly competitive landscape.

A copy of the press release is filed herewith as Exhibit 99.1 and the information contained therein is incorporated by reference into this Current Report on Form 8-K.

Cautionary Note on Forward-looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Five Prime’s expectations and assumptions as of the date of this Current Report. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this Current Report include statements about (i) FivePrime’s estimated net cash used in operating activities for fiscal year 2016, including the amount of net cash used for income tax payments, and (ii) the extent to which fiscal year 2016 income tax payments may be refunded in connection with FivePrime’s filing of its 2017 tax returns. Other factors that may cause Five Prime’s actual results to differ from those expressed or implied in the forward-looking statements in this Current Report are discussed in Five Prime’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Five Prime assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release, dated January 11, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Five Prime Therapeutics, Inc.

By:	/s/ Francis Sarena
Francis Sarena
Executive Vice President, General Counsel & Secretary

Dated: January 11, 2016

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated January 11, 2016

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